UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 21, 2012

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite 1500, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01	Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02 regarding the Consulting Agreement between Health Discovery Corporation (the “Company”) and Stephen D. Barnhill, M.D., is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 21, 2012, Stephen D. Barnhill, M.D., resigned as an employee of the Company, effective immediately, and resigned as Chief Executive Officer of the Company, effective upon the appointment of his successor.  Dr. Barnhill will continue to serve in the role of interim Chief Executive Officer until the Board of Directors identifies and appoints a successor.  Dr. Barnhill also continues to serve as a director and Chairman and of the Board of the Company.

In connection with his resignation as an employee and his continued service as interim CEO and as a consultant to the Company, the Company entered into a Consulting Agreement with Dr. Barnhill.

The Consulting Agreement includes the following terms:

●	Dr. Barnhill will continue to serve as interim CEO until a new CEO can be hired and transitioned.

●
Dr. Barnhill will serve as a consultant to the Company as an independent contractor, providing advice and assisting the Company with CEO transition, business development, product development and intellectual property portfolio management.

●	As a consultant, Dr. Barnhill will report directly to the Company’s Board of Directors.

●
For services as an independent contractor, the Company will compensate Dr. Barnhill at the rate of $200 per hour for a minimum of 35 hours per week.  The Company also agreed to pay Dr. Barnhill his earned but unused vacation for 2012 upon execution of the Consulting Agreement.

●
While serving in the capacity of interim CEO, all terms of Dr. Barnhill’s employment contract as Chairman and CEO executed on May 14, 2012 will be honored except for his base salary which will be replaced by the compensation described above.

●	The term of the Consulting Agreement is from October 22, 2012 to October 21, 2013 but it may be terminated earlier by either party on 120 days’ notice.

●	The Consulting Agreement includes approval procedures for reimbursement of reasonable and necessary business expenses incurred by Consultant.

●	The Consulting Agreement contains customary confidentiality and intellectual property protection provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: October 25, 2012	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chairman and interim Chief Executive Officer